Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of January 18, 2017, between

Fidelity Management & Research Company

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date	Annual Sub-Advisory Fee Rate (bp) 0.5 x (individual fund fee rate + group fee rate)
Fidelity Capital Trust	Fidelity Flex Small Cap Fund	Equity	1/18/2017	0.5 x (35 bp + group fee rate)
Fidelity Concord Street Trust	Fidelity Flex Large Cap Fund	Equity	1/18/2017	0.5 x (30 bp + group fee rate)
Fidelity Contrafund	Fidelity Flex Opportunistic Insights Fund	Equity	1/18/2017	0.5 x (30 bp + group fee rate)
Fidelity Devonshire Trust	Fidelity Flex Large Cap Value Fund	Equity	1/18/2017	0.5 x (30 bp + group fee rate)
Fidelity Devonshire Trust	Fidelity Flex Mid Cap Value Fund	Equity	1/18/2017	0.5 x (30 bp + group fee rate)
Fidelity Investment Trust	Fidelity Flex International Fund	Equity	1/18/2017	0.5 x (45 bp + group fee rate)
Fidelity Mt. Vernon Street Trust	Fidelity Flex Mid Cap Growth Fund	Equity	1/18/2017	0.5 x (30 bp + group fee rate)
Fidelity Puritan Trust	Fidelity Flex Intrinsic Opportunities Fund	Equity	1/18/2017	0.5 x (30 bp + group fee rate)
Fidelity Securities Fund	Fidelity Flex Large Cap Growth Fund	Equity	1/18/2017	0.5 x (30 bp + group fee rate)

Agreed and Accepted as of August 28, 2017

Fidelity Management & Research Company	FMR Investment Management (UK) Limited

By: /s/Harris Komishane	By: /s/J. Clay Luby
Name: Harris Komishane	Name: J. Clay Luby
Title: Treasurer	Title: Asset Management Controller